FORM OF PROSPECTUS SUPPLEMENT FOR PREFERRED STOCK OFFERINGS

Exhibit s.2

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]

PROSPECTUS SUPPLEMENT

(to Prospectus dated                , 2015)

Preferred Stock

Liquidation Preference $         Per Share

We are an internally-managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Our investment objective is to maximize our portfolio total return by generating current income from our debt investments and capital appreciation from our equity-related investments.

All of the         shares of Series [            ] preferred stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $            per share, and the share of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [            ] Preferred Stock on            [so that trading on the exchange will begin within         days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on            , the underwriters to not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on            , an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on            , holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol for our preferred stock will be “     ”.]

Please read this prospectus supplement, and the accompanying prospectus, before investing, and keep it for future reference. The prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our preferred stock. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. This information is available free of charge by contacting us at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, or by telephone by calling collect at (650) 289-3060 or on our website at www.herculestech.com. The information on our website is not incorporated by reference into this prospectus or the accompanying prospectus. The SEC also maintains a website at www.sec.gov that contains such information.

An investment in our preferred stock involves risks, including the risk of a total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” beginning on page 11 of the accompanying prospectus and page S-13 in this prospectus supplement to read about risks you should consider before investing in our securities, including the risk of leverage.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to us (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional         shares of preferred stock at the public offering price, less the sales load payable by us, to cover over-allotments, if any, within         days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $            , and total proceeds, before expenses, will be $            .]

The underwriters are offering the preferred stock as set forth in “Underwriting.” Delivery of the shares will be made on or about         , 2015.

The date of this prospectus supplement is         , 2015

[Underwriters]

            , 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, our securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our securities. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our preferred stock.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus and the documents that are referenced in this prospectus supplement and the accompanying prospectus, together with any accompanying supplements. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the “Company,” “Hercules Technology Growth Capital,” “Hercules,” “we,” “us” and “our” refer to Hercules Technology Growth Capital, Inc. and our wholly-owned subsidiaries.

Our Company

We are a specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science and energy and renewables technology, at all stages of development. Our investment objective is to maximize our portfolio total return by generating current income from our debt investments and capital appreciation from our equity-related investments. We are an internally-managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. We have qualified as and have elected to be treated for tax purposes as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code.

As of [            ], 20[    ], our total assets were approximately $[        ], of which our investments comprised $[        ] at fair value and $[        ] at cost. Since inception through [            ], 20[    ], we have made debt and equity commitments of approximately $[        ] to our portfolio companies.

We also make investments in qualifying small businesses through two wholly-owned, small business investment company, or SBIC, subsidiaries, Hercules Technology II, L.P., or HT II, and Hercules Technology III, L.P., or HT III. At [            ], 20[    ], we have issued $[        ] in Small Business Administration, or SBA, guaranteed debentures in our SBIC subsidiaries. See “Regulation-Small Business Administration Regulations” in the accompanying prospectus for additional information regarding our SBIC subsidiaries.

As of [            ], 20            , our investment professionals, including Manuel A. Henriquez, our co-founder, Chairman, President and Chief Executive Officer, are currently comprised of [            ] professionals who have, on average, more than [            ] years of experience in venture capital, structured finance, commercial lending or acquisition finance with the types of technology-related companies that we are targeting. We believe that we can leverage the experience and relationships of our management team to successfully identify attractive investment opportunities, underwrite prospective portfolio companies and structure customized financing solutions.

The following chart shows the ownership structure and relationship of certain entities with us.

Our Market Opportunity

We believe that technology-related companies compete in one of the largest and most rapidly growing sectors of the U.S. economy and that continued growth is supported by ongoing innovation and performance improvements in technology products as well as the adoption of technology across virtually all industries in response to competitive pressures. We believe that an attractive market opportunity exists for a specialty finance company focused primarily on investments in structured debt with warrants in technology-related companies for the following reasons:

•	Technology-related companies have generally been underserved by traditional lending sources;

•	Unfulfilled demand exists for structured debt financing to technology-related companies as the number of lenders has declined due to the recent financial market turmoil; and

•	Structured debt with warrants products are less dilutive and complement equity financing from venture capital and private equity funds.

Technology-Related Companies are Underserved by Traditional Lenders. We believe many viable technology-related companies backed by financial sponsors have been unable to obtain sufficient growth financing from traditional lenders, including financial services companies such as commercial banks and finance companies, because traditional lenders have continued to consolidate and have adopted a more risk-averse approach to lending. More importantly, we believe traditional lenders are typically unable to underwrite the risk associated with these companies effectively.

The unique cash flow characteristics of many technology-related companies, which typically include significant research and development expenditures and high projected revenue growth thus often making such companies difficult to evaluate from a credit perspective. In addition, the balance sheets of these companies often include a disproportionately large amount of intellectual property assets, which can be difficult to value. Finally, the speed of innovation in technology and rapid shifts in consumer demand and market share add to the difficulty in evaluating technology-related companies.

Due to the difficulties described above, we believe traditional lenders are generally refraining from entering the structured debt financing marketplace, instead preferring the risk-reward profile of asset based lending. Traditional lenders generally do not have flexible product offerings that meet the needs of technology-related companies. The financing products offered by traditional lenders typically impose on borrowers many restrictive covenants and conditions, including limiting cash outflows and requiring a significant depository relationship to facilitate rapid liquidation.

Unfulfilled Demand for Structured Debt Financing to Technology-Related Companies. Private debt capital in the form of structured debt financing from specialty finance companies continues to be an important source of funding for technology-related companies. We believe that the level of demand for structured debt financing is a function of the level of annual venture equity investment activity.

We believe that demand for structured debt financing is currently underserved. The venture capital market for the technology-related companies in which we invest has been active and is continuing to show signs of increased investment activity. In addition, lending requirements of traditional lenders have recently become more stringent due to the significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated market and the financial turmoil affecting the banking system and financial market, which have negatively impacted the debt and equity capital market in the United States and most other markets. At the same time, the venture capital market for the technology-related companies in which we invest has continued to be active. Therefore, to the extent we have capital available, we believe this is an opportune time to be active in the structured lending market for technology-related companies.

Structured Debt with Warrants Products Complement Equity Financing From Venture Capital and Private Equity Funds. We believe that technology-related companies and their financial sponsors will continue to view structured debt securities as an attractive source of capital because it augments the capital provided by venture capital and private equity funds. We believe that our structured debt with warrants product provides access to growth capital that otherwise may only be available through incremental investments by existing equity investors. As such, we provide portfolio companies and their financial sponsors with an opportunity to diversify their capital sources. Generally, we believe technology-related companies at all stages of development target a portion of their capital to be debt in an attempt to achieve a higher valuation through internal growth. In addition, because financial sponsor-backed companies have reached a more mature stage prior to reaching a liquidity event, we believe our investments could provide the debt capital needed to grow or recapitalize during the extended period prior to liquidity events.

Our Business Strategy

Our strategy to achieve our investment objective includes the following key elements:

Leverage the Experience and Industry Relationships of Our Management Team and Investment Professionals. We have assembled a team of experienced investment professionals with extensive experience as venture capitalists, commercial lenders and originators of structured debt and equity investments in technology-related companies.

Mitigate Risk of Principal Loss and Build a Portfolio of Equity-Related Securities. We expect that our investments have the potential to produce attractive risk adjusted returns through current income, in the form of interest and fee income, as well as capital appreciation from equity-related securities. We seek to mitigate the risk of loss on our debt investments through the combination of loan principal amortization, cash interest payments, relatively short maturities (generally 12-60 months), security interests in the assets of our portfolio companies, and, on select investments, covenants requiring prospective portfolio companies to have certain amounts of available cash at the time of our investment and the continued support from a venture capital or private equity firm at the time we make our investment.

Provide Customized Financing Complementary to Financial Sponsors’ Capital. We offer a broad range of investment structures and possess expertise and experience to effectively structure and price investments in technology-related companies.

Invest at Various Stages of Development. We provide growth capital to technology-related companies at all stages of development, including select publicly listed companies and select special opportunity lower middle market companies that require additional capital to fund acquisitions, recapitalization and refinancing, and established-stage companies.

Benefit from Our Efficient Organizational Structure. We believe that our corporate structure enables us to be a long-term partner for our portfolio companies in contrast to traditional investment funds, which typically have a limited life. In addition, because of our access to the equity markets, we believe that we may benefit from a lower cost of capital than that available to private investment funds.

Deal Sourcing Through Our Proprietary Database. We have developed a proprietary and comprehensive structured query language-based (SQL) database system to track various aspects of our investment process including sourcing, originations, transaction monitoring and post-investment performance.

Recent Developments

[Insert description of recent developments at time of offering.]

General Information

Our principal executive offices are located at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, and our telephone number is (650) 289-3060. We also have offices in Boston, MA, New York, NY, McLean, VA and Radnor, PA. We maintain a website on the Internet at www.htgc.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

We file annual, quarterly and current periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. This information is available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. In addition, the SEC maintains an Internet website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, who file documents electronically with the SEC.

FEES AND EXPENSES

The following table is intended to assist you in understanding the various costs and expenses that an investor in our securities will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate the information included in this table to reflect the applicable sales load and related fees.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	—	%(1)
Offering Expenses (as a percentage of offering price)	—	%(2)
Dividend Reinvestment Plan Fees	—	%(3)
Debt Securities and/or Preferred Stock Offering Expenses Borne by Holders of Common Stock	—	%(4)

Total Stockholder Transaction Expenses (as a percentage of offering price)	—	%(4)

Annual Expenses (as a Percentage of Net Assets Attributable to Common Shares)
Operating Expenses	%	(5)(6%)
Interest Payments on Borrowed Funds (including Cost of Servicing Debt Securities and/or Preferred Stock)%		(6)
Fees paid in connection with borrowed funds	%	(7)
Other Expenses	%	(8)
Acquired Fund Fees and Expenses	—	%(9)

Total Annual Expenses	%

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.
(2)	Amount reflects estimated offering expenses of $ and is based on the offering of shares at the public offering price of $ per share.
(3)	The expenses of the dividend reinvestment plan are included in “Other Expenses.” See “Dividend Reinvestment Plan” in the accompanying prospectus.
(4)	The prospectus supplement corresponding to each offering will disclose the applicable offering expenses and total stockholder transaction expenses.
(5)	“Operating expenses” represent our estimated operating expenses for the year ending December 31, [ ] including income tax expense (benefit) including excise tax, excluding interests and fees on indebtedness. This percentage for the year ended December 31, [ ] was [ ]%. See “Management’s Discussion and Analysis and Results of Operations,” “Management,” and “Compensation of Executive Officers and Directors.”
(6)	We do not have an investment adviser and are internally managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(7)	“Interest payments on borrowed funds” represents estimated interest payments on borrowed funds for 20[ ] including [ ]. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement. For purposes of this section, we have computed interest expense assuming that: (i) we maintain no cash or cash equivalents, (ii) borrow for investment purposes an amount equal to % of our total assets ($ million out of total assets of $ million) and (iii) the annual interest rate, representing interest and credit facility fees and amortization of debt issuance costs, is %. Total assets of $ million assumes full utilization of the $500 million under our shelf registration statement.
(8)	“Fees paid in connection with borrowed funds” represents estimated fees paid in connection with borrowed funds for [ ] including [ ]. This percentage for the year ended December 31, [ ] was approximately [ ]%.

(9)	For the year ended December 31, [ ], we [did not] have any investments in shares of Acquired Funds that are not consolidated and, as a result, we did not directly or indirectly incur any fees from Acquired Funds.
(10)	“Total annual expenses” is the sum of “operating expenses,” “interest payments on borrowed funds” and “fees paid in connection with borrowed funds.”
(11)	“Average net assets attributable to common stock” equals the weighted estimated average net assets for [ ] which is $[ ].

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a $1,000 hypothetical investment in our common stock, assuming a 5% annual return. These amounts are based upon our payment of annual operating expenses at the levels set forth in the table above and assume no additional leverage.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or lesser than 5%. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses as actual expenses (including the cost of debt, and other expenses) may be greater or less than those shown.

THE OFFERING

Shares of Series [ ] Preferred Stock Offered by Us	shares, excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Shares of Series [ ] Preferred Stock Outstanding after this Offering	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters..

Use of Proceeds	We expect to use the net proceeds from this offering to fund investments in debt and equity securities in accordance with our investment objective and for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.

Dividend Rate	% per annum

Dividend Payment Dates	, , and or each year, commencing on ,

Record Dates	, , and

[ ] symbol	“ ”

Liquidation Preference	The liquidation preference of our preferred stock is $ per share.
Restrictions on Dividend, Redemption and Other Payments	No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Optional Redemption	The preferred stock may be redeemed, in whole or in part, at any time after , at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Year Applicable Percentage %
Redemption at the Option of the Holder	On and after , , each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material United States Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[Market yields may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock—Dividends and Dividend Periods”.]

[Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.

We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to         days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on        [so that trading on the exchange will begin within         days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed on        as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]

[The preferred stock are unrated securities.

We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

[The preferred stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.]

[Insert any additional relevant risk factors not included in the base prospectus.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement and the accompanying prospectus, as well as in future oral and written statements by management of Hercules Technology Growth Capital, Inc., that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios and our outlook on the economy and its effect on venture capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	our informal relationships with third parties including in the venture capital industry;

•	the expected market for venture capital investments and our addressable market;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	our ability to access debt markets and equity markets;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our regulatory structure and tax status;

•	our ability to operate as a business development company, SBIC and a RIC;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the timing, form and amount of any dividend distributions;

•	the impact of fluctuations in interest rates on our business;

•	the valuation of any investments in portfolio companies, particularly those having no liquid trading market; and

•	our ability to recover unrealized losses.

For a discussion of factors that could cause our actual results to differ from forward-looking statements contained in this prospectus supplement and the accompanying prospectus, please see the discussion under “Risk Factors” in both this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. The forward-looking statements contained herein are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Industry and Market Data

This prospectus supplement and the accompanying prospectus contain third-party estimates and data regarding valuations of venture capital-backed companies. This data was reported by Dow Jones VentureSource, an independent venture capital industry research company which we refer to as VentureSource. VentureSource is commonly relied upon as an information source in the venture capital industry. Although we have not independently verified any such data, we believe that the industry information contained in such releases and data tables and included in this prospectus supplement and the accompanying prospectus is reliable.

We have compiled certain industry estimates presented in this prospectus supplement and the accompanying prospectus from internally generated information and data. While we believe our estimates are reliable, they have not been verified by any independent sources. The estimates are based on a number of assumptions, including increasing investment in venture capital and private equity-backed companies. Actual results may differ from projections and estimates, and this market may not grow at the rates projected, or at all. If this market fails to grow at projected rates, our business and the market price of our common stock could be materially adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of        shares of our preferred stock in this offering will be $        (or $        if the over-allotment is exercised in full) after deducting estimated offering expenses of approximately $         payable by us. A $         increase (decrease) in the assumed offering price per share would increase (decrease) net proceeds to us from this offering by $ million, assuming the number of shares offered by us as set forth on the cover page of this prospectus supplement remains the same. Any additional proceeds to us resulting from an increase in the public offering price or the number of shares offered pursuant to this prospectus supplement will be used by us as described below.

We expect to use the net proceeds from this offering to fund investments in debt and equity securities in accordance with our investment objective and for other general corporate purposes.

We intend to seek to invest the net proceeds received in this offering as promptly as practicable after receipt thereof consistent with our investment objective. We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within three to six months, depending on market conditions. We anticipate that the remainder will be used for working capital and general corporate purposes, including potential payments or distributions to shareholders. Pending such use, we will invest a portion of the net proceeds of this offering in short-term investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the interest income that we anticipate receiving in respect of investments in accordance with our investment objective.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our certificate of incorporation and the certificate of designations setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designations is attached as Appendix A to this prospectus supplement.

General

At the time of issuance the Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The Preferred Stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.

Dividends

Holders of our Preferred Stock are entitled to receive dividends per shares in an amount equal to         % per annum, or the dividend rate. Dividends will be payable quarterly in arrears              on          ,          ,          ,          ,          , and         ,          (each, a “Dividend Payment Date”), commencing on         ,         to holders of record as of the immediately preceding         ,         ,         and         . [In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our Preferred Stock will be entitled to receive an additional amount equal to the liquidation preference divided by         , as may be adjusted from time to time, times the cash amount per share distributed or to be distributed in respect of our common stock.]

Dividends payable at the dividend rate will begin to accrue and be cumulative from         ,         , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Preferred Stock as they appear on the stock register of the Company on the record date for such dividend.

Dividends on our Preferred Stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].

Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by the board of directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.

We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.

Voting Rights

Except for matters that do not require the vote of holders of the Preferred Stock under the 1940 Act and except as otherwise provided in the certificate of incorporation or bylaws, in the Certificate of Designation or as otherwise required by applicable law, (1) each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding Preferred Stock and shares of Common Stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the Preferred Stock, voting as a separate class, will have the right to elect [two] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of Preferred Stock, voting together as a single class, will elect the remaining members of the Board of Directors.

In addition, in the event that dividends on the Preferred Stock are unpaid in an amount equal to two full years’ dividends on the Preferred Stock, we will increase the size of our Board of Directors such that the holders of the Preferred Stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

•

amend, alter or repeal any of the preferences, rights or powers of the Preferred Stock so as to affect materially and adversely such preferences, rights or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series [            ] Preferred Stock; (ii) creates, alters or abolishes any right in respect of redemption of the Series [            ] Preferred Stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series [            ] Preferred Stock)]; or

•

create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the Preferred Stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of Series [            ] Preferred Stock may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of preferred stock ranking on a parity with the Series [            ] Preferred Stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series [            ] Preferred Stock, including shares previously purchased or redeemed by the Company); provided that any such class of Capital Stock shall be created, authorized or issued only to the extent permitted by the 1940 Act).

The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of Preferred Stock , voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.

Redemption

Optional Redemption. The Preferred Stock may be redeemed, in whole or in part, at any time                  after             ,        , at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of Preferred Stock redeemed during the -        month period commencing on         of the years set forth below:

Year         Applicable Percentage

Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the Preferred Stock will have the right to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price per share equal to    % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

On and after                    ,    , each holder of the Preferred Stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price equal to         % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the Certificate of Designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least         days and not more than         days before the date fixed for redemption.

Liquidation

Upon any liquidation, dissolution or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our Preferred Stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders on a pro rata basis.

If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].

Modification

Without the consent of any holders of the Preferred Stock, we, when authorized by resolution of the Board of Directors may amend or modify these terms of the Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the Certificate of Designation, make any other provisions with respect to matters or questions arising under these terms of the Preferred Stock that are not inconsistent with the provisions in the Certificate of Designation.

CAPITALIZATION

The following table sets forth (i) our actual capitalization as of                     , 20    , and (ii) our capitalization as adjusted to give effect to the sale of        shares of our preferred stock in this offering based on the public offering price of $        per share, after deducting the underwriting discounts and commissions of $         million payable by us and estimated offering expenses of approximately $        payable by us. You should read this table together with “Use of Proceeds” and our statement of assets and liabilities included elsewhere in this prospectus supplement.

As of , 20

	Actual (in thousands)	Pro Forma (in thousands)
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit facilities payable	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Preferred stock, par value $0.001 per share; 200,000,000 shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Total stockholders’ equity

UNDERWRITING

We are offering the preferred stock described in this prospectus supplement and the accompanying prospectus through a number of underwriters.             and        are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of preferred stock listed next to its name in the following table:

Underwriter	Number of Shares

Total

The underwriters are committed to purchase all of the shares of preferred stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

[Over-Allotment Option

The underwriters have an option to buy up to         shares of preferred stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have         days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of preferred stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.]

The underwriters propose to offer the shares of preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell the shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. After the public offering of the shares of our preferred stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of preferred stock made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of         % of the number of the shares of preferred stock offered in this offering.

Commissions and Discounts

The underwriting fee is equal to the public offering price per share of preferred stock less the amount paid by the underwriters to us per share of preferred stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of preferred stock.

	Per Share	Total
	Without Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Sales load (underwriting discounts and commissions)	$	$	$
Proceeds before expenses	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            , or approximately $         per share excluding the over-allotment and approximately $         per share including the over-allotment.

[Lock-Up Agreements

During the period from the date of this prospectus supplement continuing through the date         days after the date of this prospectus, we, our officers and directors have agreed with the representatives of the underwriters, subject to certain exceptions, not to:

(1)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or

(2)	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any common stock or any securities convertible into or exercisable or exchangeable for any common stock.

Moreover, if (1) during the last 17 days of such         -day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of such         -day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of such         -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the representatives of the underwriters waive, in writing, such extension.]

Price Stabilizations and Short Positions

In connection with this offering,         and         , on behalf of the underwriters, may purchase and sell securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of securities in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ over-allotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the over-allotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. The underwriters may also make “naked” short sales, or sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while this offering is in progress for the purpose of fixing or maintaining the price of the securities.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on         or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters may engage in passive market making transactions in our securities         on in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of securities and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Additional Underwriter Compensation

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our preferred stock, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the preferred stock in any jurisdiction where action for that purpose is required. Accordingly, our warrants may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our warrants may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell our preferred stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

Electronic Delivery

The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The addresses of the underwriters are:         .

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 20[    ] and 20[    ] and for each of the three years in the period ended December 31, 20[    ] and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 20[    ] included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. The information is available free of charge by contacting us at Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, or by calling us collect at (650) 289-3060 or on our website at www.herculestech.com.